AGREEMENT AND PLAN OF MERGER



                                      AMONG



                       PLANTATION PETROLEUM HOLDINGS, LLC,


                     PLANTATION PETROLEUM ACQUISITION CORP.



                                       AND



                               MAYNARD OIL COMPANY



                                 APRIL 25, 2002


                                TABLE OF CONTENTS

                                                                                                              PAGE

ARTICLE I           THE MERGER...................................................................................2

         1.1.     The Merger.....................................................................................2

         1.2.     Closing........................................................................................2

         1.3.     Effective Time.................................................................................2

         1.4.     Certificate of Incorporation; Bylaws; Directors; and Officers..................................2

         1.5.     Dissenter's Rights.............................................................................3

         1.6.     Escrow.........................................................................................3

ARTICLE II          EFFECT OF THE MERGER ON THE STOCK OF THE  CONSTITUENT CORPORATIONS; EXCHANGE
         OF CERTIFICATES.........................................................................................4

         2.1.     Effect on Stock................................................................................4

         2.2.     Exchange of Certificates.......................................................................4

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................6

         3.1.     Organization...................................................................................6

         3.2.     Capital Structure..............................................................................6

         3.3.     Subsidiaries...................................................................................7

         3.4.     Authority......................................................................................7

         3.5.     Consents and Approvals; No Violations..........................................................7

         3.6.     SEC Documents and Other Reports................................................................8

         3.7.     Absence of Certain Changes.....................................................................8

         3.8.     Information Supplied...........................................................................8

         3.9.     Compliance with Laws...........................................................................9

         3.10.    Tax Matters....................................................................................9

         3.11.    Liabilities...................................................................................10

         3.12.    Litigation....................................................................................10

         3.13.    Benefit Plans.................................................................................10

         3.14.    Brokers.......................................................................................11

         3.15.    Voting Requirements...........................................................................12

         3.16.    Environmental Matters.........................................................................12

         3.17.    Contracts.....................................................................................13

         3.18.    Company Oil and Gas Properties................................................................15


                                      -i-

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               Page


         3.19.    Intellectual Property.........................................................................17

         3.20.    Reserve Report................................................................................17

         3.21.    Additional Drilling Obligations...............................................................17

         3.22.    Wells.........................................................................................17

         3.23.    Facilities....................................................................................18

         3.24.    Wells to Be Plugged and Abandoned.............................................................18

         3.25.    Asset Value...................................................................................18

         3.26.    Confidentiality Agreements....................................................................18

         3.27.    Insurance.....................................................................................18

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............................................18

         4.1.     Organization..................................................................................18

         4.2.     Authority.....................................................................................19

         4.3.     Consents and Approvals; No Violations.........................................................19

         4.4.     Financial Statements..........................................................................20

         4.5.     Absence of Certain Changes....................................................................20

         4.6.     Information Supplied..........................................................................20

         4.7.     Compliance with Laws..........................................................................20

         4.8.     Liabilities...................................................................................21

         4.9.     Interim Operations of Sub.....................................................................21

         4.10.    Litigation....................................................................................21

         4.11.    Brokers.......................................................................................21

         4.12.    Availability of Funds.........................................................................21

         4.13.    Ownership of Shares...........................................................................22

         4.14.    Fair Market Value Determination...............................................................22

ARTICLE V           COVENANTS RELATING TO CONDUCT OF BUSINESS...................................................22

         5.1.     Conduct of Business by the Company Pending the Merger.........................................22

         5.2.     No Solicitation; Acquisition Proposals........................................................24

         5.3.     Modifications to Recommendations; Subsequent Determination....................................26

         5.4.     Hedge.........................................................................................26

ARTICLE VI          ADDITIONAL AGREEMENTS.......................................................................27

                                      -ii-


                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               Page

         6.1.     Employee Benefits.............................................................................27

         6.2.     Stockholder Approval..........................................................................28

         6.3.     Access to Information.........................................................................28

         6.4.     March 2002 Form 10-Q..........................................................................29

         6.5.     Title Defects.................................................................................29

         6.6.     Environmental Defects.........................................................................30

         6.7.     Material Oil and Gas Contract Defects.........................................................30

         6.8.     Termination Fee...............................................................................31

         6.9.     Public Announcements..........................................................................31

         6.10.    Transfer Taxes................................................................................31

         6.11.    State Takeover Laws...........................................................................31

         6.12.    Indemnification; Directors and Officers Insurance.............................................32

         6.13.    Reasonable Best Efforts.......................................................................33

ARTICLE VII         CONDITIONS PRECEDENT........................................................................34

         7.1.     Conditions to Each Party's Obligation to Effect the Merger....................................34

ARTICLE VIII        TERMINATION AND AMENDMENT...................................................................34

         8.1.     Termination...................................................................................34

         8.2.     Effect of Termination.........................................................................36

         8.3.     Amendment.....................................................................................36

         8.4.     Extension; Waiver.............................................................................36

ARTICLE IX          GENERAL PROVISIONS..........................................................................36

         9.1.     Non-Survival of Representations and Warranties and Agreements.................................36

         9.2.     Notices.......................................................................................36

         9.3.     Interpretation; Definitions...................................................................37

         9.4.     Counterparts..................................................................................48

         9.5.     Arbitration...................................................................................48

         9.6.     Entire Agreement; No Third-Party Beneficiaries................................................49

         9.7.     Governing Law.................................................................................49

         9.8.     Assignment....................................................................................49

         9.9.     Severability..................................................................................49


                                     -iii-


                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               Page

         9.10.    Enforcement of this Agreement.................................................................50

         9.11.    Obligations of Subsidiaries...................................................................50


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, is made and entered into as of April 25, 2002 (this "AGREEMENT") by and among Plantation Petroleum Holdings, LLC, a Delaware limited liability company ("Parent"), Plantation Petroleum Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), and Maynard Oil Company, a Delaware corporation (the "COMPANY") (Sub and the Company being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS"). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 9.3.

         WHEREAS, the respective Boards of Directors of Sub and the Company have approved, and deem it to be advisable and in the best interests of their respective stockholders, and the Board of Managers of Parent has approved, and deems it to be advisable and in the best interests of Parent and its members, to consummate the acquisition of the Company by Parent on the terms and conditions set forth herein;

         WHEREAS, the acquisition will be accomplished by Sub merging with and into the Company (the "MERGER") and each share of common stock, par value $0.10 per share, of the Company ("COMPANY COMMON STOCK" or the "SHARES") (other than Dissenting Shares) will be converted in the Merger into the right to receive an amount equal to $17.00 per Share in cash (the "MERGER CONSIDERATION");

         WHEREAS, the Board of Directors of the Company has determined that this Agreement and the Merger are fair to, and in the best interests of, the Company's stockholders and has resolved to recommend that the Company's stockholders adopt this Agreement;

         WHEREAS, the respective Boards of Directors of Sub, Guarantors and the Company, and the Board of Managers of Parent, have each approved this Agreement and the Merger, and the transactions contemplated hereby and thereby;

         WHEREAS, as a condition and an inducement to Parent and Sub entering into this Agreement, James G. Maynard, as trustee, Joan B. Maynard, as trustee, and BCTM, Inc. have entered into a Voting Agreement with Parent (the "VOTING AGREEMENT") pursuant to which each such stockholder has agreed to vote all of their, respective, Company Common Stock in favor of this Agreement and the Merger;


         WHEREAS, as a condition and an inducement to the parties entering into this Agreement, Parent shall, contemporaneously with the execution of this Agreement, pay Two Million Dollars ($2,000,000) into an escrow account pursuant to Section 1.6 in exchange for the right to conduct the additional investigations of the Company's Material Oil and Gas Properties described on Exhibit A attached hereto;


         WHEREAS, as a condition and an inducement to the parties entering into this Agreement, Plantation Petroleum Ventures, Ltd., a Texas limited partnership affiliated with Parent and Sub, and Plantation Petroleum Corp., a Texas corporation affiliated with Parent and

Sub (collectively, "GUARANTORS"), have agreed to unconditionally guarantee the obligations of Parent and Sub under this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, Parent, Sub and the Company agree as set forth below.

                                   ARTICLE I

                                   THE MERGER

         1.1. THE MERGER. The Merger shall be effected in accordance with the DGCL. The Sub shall be merged with and into the Company at the Effective Time, and the surviving corporation shall thereby become a wholly-owned subsidiary of Parent. Following the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL. The Merger shall have the effects set forth in the DGCL.

         1.2. CLOSING. The closing of the Merger will take place at 10:00 a.m. on a date mutually agreed to by Parent and the Company, which shall be as soon as practicable after satisfaction or waiver of the conditions set forth in
Article VII (the "CLOSING DATE"), at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing by the parties hereto.

         1.3. EFFECTIVE TIME. Sub and the Company will cause a Certificate of Merger (the "CERTIFICATE OF MERGER") to be executed and filed on the Closing Date. The Merger shall become effective when the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree, as specified in the Certificate of Merger. When used in this Agreement, the term "EFFECTIVE TIME" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger.

         1.4. CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS; AND OFFICERS.

         (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided by the Certificate of Incorporation of the Surviving Corporation or by applicable law.

         (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         1.5. DISSENTER'S RIGHTS. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised the holder's appraisal rights in accordance with Section 262 of the DGCL or any successor provision ("DISSENTING SHARES"), shall not be converted into, or represent the right to receive, the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon, upon the surrender of the certificate(s) which formerly represented Shares, in the manner provided in Section 2.2. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares.

         1.6. ESCROW. Parent, Company and Bank One, a national association (the "ESCROW AGENT") shall execute an Escrow Agreement substantially in the form attached hereto as Exhibit C (the "ESCROW AGREEMENT"), and Parent shall pay and deliver to the Escrow Agent, either by cashier's check or wire transfer of immediately available funds, an earnest money deposit (the "DEPOSIT") of $2,000,000 (Two Million Dollars). Parent and the Company agree to execute written instructions to the Escrow Agent in accordance with the Escrow Agreement to release the Deposit as follows:

               (i) to Parent at Closing;

               (ii) unless the Company has also breached this Agreement, to Company, if (A) the Company terminates this Agreement pursuant to
          Section 8.1(e) or (B) the Merger is not consummated on or before the Outside Date and the failure to consummate the Merger is the result of a breach of this Agreement by Parent; and

               (iii) to Parent, if Parent terminates this Agreement pursuant to
          Section 8.1(c), 8.1(f) or 8.1(g), if Company terminates this Agreement pursuant to Section 8.1(d), or if Closing does not otherwise occur on or before the Outside Date for any reason other than (ii) above.

The fees of the Escrow Agent shall be borne by Parent.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         2.1. EFFECT ON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Sub, the Company or the holders of any securities of the Constituent Corporations:

         (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.10 par value, of the Surviving Corporation;

         (b) Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company, Parent, Sub or any other Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

         (c) Conversion of Shares. Each Share issued and outstanding (other than Shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive the Merger Consideration. As of the Effective Time, all such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

         2.2. EXCHANGE OF CERTIFICATES.

         (a) Exchange Agent. At or before the Effective Time, Parent or Sub shall deposit, or shall cause to be deposited, with a banking or other financial institution mutually acceptable to Parent and the Company (the "EXCHANGE AGENT"), for the benefit of the holders of Shares, cash in an amount equal to the product of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (reduced by the sum of the number of Shares owned by Parent, Sub or the Company) times the Merger Consideration for exchange in accordance with this Article II. Such funds shall be invested by the Exchange Agent as directed by Parent. Parent shall pay all charges and expenses of the Exchange Agent.

         (b) Exchange Procedure. As soon as practicable after the Effective Time, Parent or the Surviving Corporation shall cause the Exchange Agent to mail and make available to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the Exchange Agent shall, and the Parent shall cause the Exchange Agent to, promptly pay out to the holder of such Certificate a check representing the Merger Consideration that such holder has the right to receive in respect of the Certificate surrendered, after giving effect to any required withholding tax. Shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, Merger Consideration to be paid pursuant to this Section 2.2 may be paid to a transferee, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the transferee shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent or the Surviving Corporation that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

         (c) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II. (d) No Liability. At any time following one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) Lost Certificates. If any Certificate shall have been lost, stolen, mislaid or destroyed, then, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, and (ii) such bond, security or indemnity as Parent or the Exchange Agent may reasonably require, the Merger Consideration with respect to the Shares of Company Common Stock represented by such Certificate may be paid. Each lost, stolen, mislaid or destroyed Certificate with respect to which any Merger Consideration shall be paid in accordance with the provisions of this Section 2.2(e) shall forthwith be deemed surrendered and cancelled.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Company SEC Documents or in the disclosure letter of even date herewith delivered by the Company (the "COMPANY DISCLOSURE LETTER"), the Company represents and warrants to Parent and Sub as set forth below as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date):

         3.1. ORGANIZATION. Each of the Company and MOC Resources, Inc., a Nevada corporation and wholly owned Subsidiary of the Company (the "COMPANY SUBSIDIARY"), is validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws and the articles of incorporation and bylaws of the Company Subsidiary, in each case as amended through the date hereof.

         3.2. CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.50 per share (the "COMPANY PREFERRED STOCK"). At the close of business on the date hereof, (i) 4,880,368 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Company Common Stock or Company Preferred Stock were reserved for issuance pursuant to outstanding options or warrants to purchase, and (iv) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, no shares of capital stock were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company ("STOCK EQUIVALENTS"). There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company's stockholders may vote. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or the Company Subsidiary is a party or by which any of them is bound obligating the Company or the Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, or evidencing any right to subscribe for, additional shares of capital stock or other voting securities or Stock Equivalents of the Company or the Company Subsidiary or obligating the Company or the Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements or undertakings of any kind obligating the Company or the Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or the Company Subsidiary or any securities of the type described in the two immediately preceding sentences.

         3.3. SUBSIDIARIES. Except for the capital stock of the Company Subsidiary, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. All of the outstanding shares of capital stock or ownership interest of the Company Subsidiary have been validly issued and are fully paid and nonassessable, and are owned by the Company free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). The Company Subsidiary holds assets of approximately $190,000 in the form of cash or cash equivalents, has no liabilities (whether fixed or contingent) or employees and is not actively engaged in any operations.

         3.4. AUTHORITY. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         3.5. CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or respective by-laws or of the Company or the Company Subsidiary,
(b) require any Consent of, or filing with or notification to, any Governmental Entity, except (i) a proxy or information statement relating to the Company Stockholders' Meeting (as amended or supplemented from time to time, the "PROXY STATEMENT"), (ii) pursuant to the applicable requirements of the Exchange Act,
(iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover laws or (v) where the failure to obtain such Consents, or to make such filings or notifications, would not have a Material Adverse Effect on the Company, or (c) assuming the Consents, filings or notifications referred to in this Section 3.5 are duly and timely obtained or made and Company Stockholder Approval has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation in effect as of the date of this Agreement and applicable to the Company, except for violations which would not have a Material Adverse Effect on the Company.

         3.6. SEC DOCUMENTS AND OTHER REPORTS. The Company has timely filed with the SEC all required reports, schedules, forms, statements and other documents required to be filed by it since December 31, 2001 through the date of this Agreement under the federal securities laws and the SEC rules and regulations thereunder (the "COMPANY SEC DOCUMENTS"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (including the related notes thereto) included in the Company SEC Documents complied in form and substance as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto) and fairly present, in conformity with GAAP, in all material respects the consolidated financial position of the Company and the Company Subsidiary as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

         3.7. ABSENCE OF CERTAIN CHANGES. Since December 31, 2001, the Company has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practice and there has not been (i) any changes, circumstances or events which have had a Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP, (v) any increase in compensation, severance or termination pay to any current or former director, officer or employee of the Company or (vi) any damage, destruction or loss (whether or not covered by insurance) that has had a Material Adverse Effect on the Company.

         3.8. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

         3.9. COMPLIANCE WITH LAWS. The Company and the Company Subsidiary are in compliance in all material respects with all applicable Laws, except for any non-compliance that would not have a Material Adverse Effect on the Company, and neither the Company nor the Company Subsidiary has received any notice from any Governmental Entity or any other Person that either the Company or the Company Subsidiary is in violation of, or has violated, any applicable Laws, except for violations that would not have a Material Adverse Effect on the Company. The Company has in effect all Federal, state and local governmental Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits, which absence or defaults, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any Permit.

         3.10. TAX MATTERS. Each of the Company and the Company Subsidiary has filed (after taking into account any extensions to file) all Tax Returns required to be filed by it either on a separate or combined or consolidated basis, except where the failure to timely file a Tax Return (other than a Federal or state income Tax Return) would not have a Material Adverse Effect on the Company. All such Tax Returns are complete and accurate, except where the failure to be complete or accurate would not have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiary has paid and discharged or caused to be paid and discharged all Taxes reflected on such Tax Returns which have become due and payable by it (except Taxes being contested in good faith and reserved against, and has made adequate provision in reserves established in its financial statements and accounts for all Taxes which have accrued but are not yet due and payable, except where the failure to file Tax Returns, pay Taxes or provide reserves for Taxes would not have a Material Adverse Effect on the Company. Neither the Company nor the Company Subsidiary has waived any statute of limitations in respect of the assessment and collection of Taxes. Neither the Company nor the Company Subsidiary is a party to any Tax allocation or sharing agreement outside the ordinary course of business, other than between themselves. Neither of the Company or the Company Subsidiary has been a member of an affiliated group filing a consolidated U.S. federal Tax Return, other than Tax Returns as to which the Company is the common parent. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings with respect to Taxes relating to the Company or the Company Subsidiary, which, if determined adversely to the Company or the Company Subsidiary, would have a Material Adverse Effect on the Company. Neither the Company nor the Company Subsidiary is or was either a "distributing corporation" or "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. No written requests for waivers of the time to assess any material Taxes of the Company or the Company Subsidiary are pending.

         None of the Company's assets constitutes either an interest in, or property of, an unincorporated organization that files a Tax Return as a partnership for federal income tax purposes. The Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company.

         3.11. LIABILITIES. Neither the Company nor the Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not any such liability or obligation would have been required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto, other than (i) liabilities and obligations set forth on the audited consolidated balance sheet of the Company and the Subsidiary as of December 31, 2001 (or in the notes thereto) contained in the Company SEC Documents, (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby (iii) liabilities and obligations incurred since December 31, 2001 in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort or infringement) or (iv) liabilities which would not have a Material Adverse Effect on the Company.

         3.12. LITIGATION. Except as disclosed in the Company SEC Reports or as set forth in the Company Disclosure Letter, as of the date of this Agreement, there is no, nor has there been since December 31, 2001 any, suit, action, claim, audit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary or to the Knowledge of the Company against any member of the Company's Board of Directors or any of the Company's officers in their capacity as such, by or before any Governmental Entity or by any third party that, individually or in the aggregate, would (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement or
(iii) prevent or delay the Merger; nor is there any outstanding judgment, order, writ, injunction, rule or decree of any Governmental Entity or arbitrator outstanding against the Company or the Company Subsidiary that would have any such effect, and neither the Company nor the Company Subsidiary has any Knowledge of any fact or circumstance that the Company believes, or reasonably should believe, would be likely to form the basis for any such claim, suit, proceeding, audit or governmental investigation.

         3.13. BENEFIT PLANS.

         (a) The Company Disclosure Letter sets forth a complete and accurate list of all Benefit Plans of the Company. The Company Subsidiary does not have, and, since January 1, 1997, has not had, any Benefit Plans. Except as required by law, the Company has not adopted or amended in any material respect any Benefit Plan since December 31, 2001. The Company has made available to Parent a copy of each Benefit Plan.

         (b) Except as would not have a Material Adverse Effect on the Company, each ERISA Benefit Plan maintained by the Company has been maintained and operated in compliance with its terms, the applicable requirements of applicable law, including the Code and ERISA. Each ERISA Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a current favorable determination letter from the IRS. None of the Company, the Company Subsidiary or any other Person or entity that together with the Company is treated as a single employer under Section 414 of the Code (each, an "ERISA AFFILIATE") has at any time during the five-year period preceding the date hereof contributed to any ERISA Benefit Plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or maintained any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

         (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability. Insofar as the representation made in this Section 3.13(c) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the most recent plan year ending prior to the Closing Date.

         (d) No Benefit Plan provides medical, surgical, hospitalization or death benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary) or (iv) exceptions which would not have a Material Adverse Effect on the Company.

         (e) The Company is not a party to any collective bargaining or other labor union contract. There is no pending or, to the Knowledge of the Company, threatened in writing labor dispute, strike or work stoppage against the Company which would have a Material Adverse Effect on the Company, nor is the Company aware of any labor organization activity involving its employees. The employment of each officer and employee of the Company is terminable at the will of the Company.

         (f) The consummation of the transactions contemplated by this Agreement will not give rise to an obligation on behalf of the Company to make severance or change of control payments to any employees or directors of the Company or the Company Subsidiary, or increase benefits or accelerate vesting or payments under any Benefit Plans.

         (g) No payments made to any employees or directors of the Company or the Company Subsidiary by the Company or the Company Subsidiary as a result of the consummation of the transactions contemplated by this Agreement would be non-deductible under Section 280G of the Code, except as would not have a Material Adverse Effect on the Company.

         (h) Neither the Company nor the Company Subsidiary has taken any action or failed to take any action which would result in the imposition of an excise tax on the Company pursuant to Sections 4975, 4980B and 4999 of the Code that would have a Material Adverse Effect on the Company.

         3.14. BROKERS. No broker, investment banker, financial advisor or other Person, other than William Blair & Company LLC ("WILLIAM BLAIR"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Company Subsidiary.

         3.15. VOTING REQUIREMENTS.

         (a) Approval of the Merger requires the affirmative vote of a majority of the outstanding Shares (the "COMPANY STOCKHOLDER APPROVAL"). The Company Stockholder Approval is the only vote of the holders of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

         (b) The Board of Directors of the Company, at a meeting duly called and held, has unanimously duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interest of the Company's stockholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger (and for purposes of Section 203 of the DGCL, the Voting Agreement) which approval satisfies in full the requirements of the DGCL that the Agreement be approved by the Company's Board of Directors, and (iii) resolving to recommend approval and adoption of this Agreement by the Company's stockholders at the Company Stockholders Meeting (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "RECOMMENDATIONS" and are subject to the right of the Board of Directors of the Company to make Subsequent Determinations in accordance with Section 5.3 below). The Company has received the opinion, dated the date hereof, of William Blair that, as of such date and on the basis of and subject to the matters described therein, the Merger Consideration was fair to the Company's stockholders (other than Parent and Sub) from a financial point of view. The Company has been advised that all of its directors who hold Company Common Stock intend to vote in favor of the Merger.

         3.16. ENVIRONMENTAL MATTERS.

         (a) The Company is in compliance with all applicable Environmental Laws, including possessing or filing all Permits, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws, except for such non-compliance that would not have a Material Adverse Effect on the Company.

         (b) There is no pending or, to the Knowledge of the Company, threatened claim, lawsuit or administrative proceeding against the Company or the Company Subsidiary, under or pursuant to any Environmental Law. The Company has not received written notice from any Person, including any Governmental Entity, alleging that the Company has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. The Company has not received any written request for information from any Person, including any Governmental Entity, related to liability under or compliance with any applicable Environmental Law.

         (c) With respect to the real property that is currently owned, leased or operated by the Company, there have been no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property that would have a Material Adverse Effect on the Company.

         (d) With respect to real property that was formerly owned, leased or operated by the Company or any of its predecessors in interest, to the Knowledge of the Company, there were no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property during or prior to the Company's ownership or operation of such real property that would have a Material Adverse Effect on the Company.

         (e) The Company has not entered into any written agreement to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws, which would have a Material Adverse Effect on the Company.

         (f) To the Knowledge of the Company, the Company has not disposed or arranged for the disposal of Hazardous Substances (or any waste or substance containing Hazardous Substances) at any location that is: (i) listed on the Federal National Priorities List ("NPL") or identified on the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), each established pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.; (ii) listed on any state list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (iii) has been subject to environmental investigation or redemption, other than, in each case, exceptions which would not have a Material Adverse Effect on the Company.

         (g) The Company has made available to Parent all material environmental audits and studies which are in the Company's possession or control.

         3.17. CONTRACTS.

         (a) The Company Disclosure Letter and the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the exhibits contained or incorporated by reference therein together set forth a complete and accurate list of all material agreements to which the Company is a party, as of the date of this Agreement and the Closing Date, including: (i) any contract covering compensation and employment or service of any officer, employee or consultant or relating to any loan from the Company to an officer, director or Affiliate; (ii) any indenture, mortgage, loan, credit or similar contract under which the Company has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, sold and leased back assets or guaranteed indebtedness for others (including hedge, swap, exchange or similar contracts entered into in the ordinary course of business), whether or not reflected in the Company SEC Documents; (iii) any guarantee by the Company of any obligation of another or any Hedge; (iv) any agreement under which it has granted any individual or entity any registration rights (including demand and piggyback registration rights); (v) any agreement between the Company and its stockholders or among its stockholders (of which the Company has Knowledge) concerning corporate governance or related matters; (vi) any agreement respecting any partnership, joint venture or right of first refusal; (vii) any agreement requiring capital expenditures, other than those on the capital expenditure budget for 2002 in the form included in the Company Disclosure Letter (the "2002 CAPITAL EXPENDITURE BUDGET") in excess of $100,000; (viii) any contract (A) by which the Company or the Company Subsidiary is obligated to make future payments in excess of $50,000 or sell assets with a book value in excess of $50,000 in the aggregate, and (B) which is not entered into in the ordinary course of the conduct of its business consistent with past practices; (ix) any non-competition agreements or any other agreements or obligations which purport to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of the Company is conducted; (x) any contract not terminable at will without penalty with any stockholder of the Company or any affiliate of any stockholder of the Company; (xi) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay or any other employee right or benefit (the agreements, contracts and obligations specified above, collectively the "COMPANY Contracts").

         (b) The Company has made, and, prior to the Closing Date, will continue to make, available to Parent at the Company's offices for copying each Lease, and each agreement or other contract related to the Oil and Gas Properties listed in the Reserve Report as having a PW 10 Value of $100,000 or greater (each of such Oil and Gas Properties a "MATERIAL OIL AND GAS PROPERTY" of a type described below which it has in its possession or control (collectively with each Lease related to the Material Oil and Gas Properties, "MATERIAL OIL AND GAS CONTRACTS"):

               (i) for the future sale, lease, farmout or other disposition of any Lease or Wells;

               (ii) under which exists a gas or oil imbalance;

               (iii) which constitutes a partnership, joint venture or agreement pursuant to which the Company has granted any Person a right of first refusal, preemptive rights of purchase, or other option to acquire any Material Oil and Gas Property;

               (iv) which constitutes a farmin or farmout agreement, participation agreement or other contract that will increase or decrease the Company's Working Interest or Net Revenue Interest in any Lease or Well from the Working Interest or Net Revenue Interest set forth in the Reserve Report including any such increase or decrease resulting from any reversion, "back-in," "carried" interest arrangement, non-consent arrangement, conversion option or other similar provision; and

               (v) (A) joint and other operating agreements; (B) exploration agreements; (C) participation agreements; (D) area of mutual interest agreements; (E) agreements for the purchase of producing properties;
          (F) unitization agreements; (G) assessment agreements; (H) any prepayment arrangement; (I) agreements containing a "take-or-pay" or similar provision; (J) agreements providing for a production payment;
          (K) "gas balancing" agreements; (L) any other arrangement to deliver hydrocarbons at some future time; (M) bottom hole agreements; (N) acreage contribution agreements; (O) pooling and communitization agreements; (P) processing agreements; or (Q) agreements containing seismic licenses, permits and other rights to geological and/or geophysical data and information directly or indirectly relating to the leases held by the Company.

         (c) All Company Contracts and Material Oil and Gas Contracts are valid and binding, in full force and effect and, to the Company's Knowledge, enforceable against the parties thereto in accordance with their respective terms, except where the failure to be so valid and binding, in full force and effect or enforceable would not have a Material Adverse Effect on the Company. The Company has performed all material obligations and is not in breach or default under any Company Contract or Material Oil and Gas Contract and no event has occurred, which after notice or lapse of time, or both, would constitute a default by the Company, or to the Company's Knowledge, any other party, other than any such defaults or events which would not have a Material Adverse Effect on the Company. Neither the execution of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of lien, other charge or encumbrance or preferential right to purchase or trigger any change in operator provisions) under any Company Contract or any Material Oil and Gas Contract, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or liens or other charges or Liens) as to which Consents have been obtained or which would not have a Material Adverse Effect on the Company. There are no Consents related to the Material Oil and Gas Properties required in connection with the Merger. There are no preferential purchase rights or (with respect to the Material Oil and Gas Properties operated by the Company) change in operator provisions related to the Material Oil and Gas Properties that would be triggered by the Merger.

         3.18. COMPANY OIL AND GAS PROPERTIES. (a) Except for goods and other property sold, used or otherwise disposed of since December 31, 2001, without breaching any Company warranty, representation or covenant set forth in this Agreement, the Company has Defensible Title in and to all the Wells, Units and Leases as to the Working Interests and Revenue Interests described in the Reserve Report, as owned by the Company, free and clear of Liens, except Permitted Encumbrances.

         (b) The Company's interest in production from each Well, Unit or Lease included in the Oil and Gas Properties entitles the holder thereof to receive not less than the Net Revenue Interest set forth in the Reserve Report hereto with respect to such Well, Unit or Lease under the caption "Revenue Interest" or "NRI" without reduction during the life of such Well, Unit or Lease, except as set forth in the Reserve Report, and obligates the holder thereof to pay costs and expenses relating to each such Well, Unit or Lease in an amount not greater than the Working Interest set forth in the Reserve Report with respect to such Well, Unit or Lease, without increase over the life of such Well, Unit or Lease.

         (c) As to Oil and Gas Properties operated by the Company, and to the Knowledge of the Company as to Oil and Gas Properties operated by third parties, all Leases and other agreements pursuant to which the Company leases or otherwise acquires or obtains operating rights affecting real or personal property are in good standing, valid and effective, and all royalties, rentals and other payments and expenses due by the Company to any lessor of any such Leases have been timely paid by the Company. The Company Disclosure Letter sets forth all suspense funds held by the Company for the account of a third party or an Affiliate that are associated with the Oil and Gas Properties.

         (d) Except for Hydrocarbon sales contracts with a term not greater than ninety (90) days, no Hydrocarbons produced from the Oil and Gas Properties are subject to a sales contract or other agreement relating to the marketing of Hydrocarbons, and no Person has any option to purchase or similar rights with respect to Hydrocarbons produced from such Oil and Gas Properties at less than market value.

         (e) The Company has, and to the Knowledge of the Company as to Oil and Gas Properties operated by third parties the operator has, the ability and right to obtain access to, produce, treat, compress, dehydrate, transport, process, or otherwise market Hydrocarbons from the Wells, Units, Lands and Leases related to the Oil and Gas Properties without the need for any additional agreements.

         (f) The Company Disclosure Letter sets forth all of the Company's gas or oil imbalances. Except for gas balancing agreements containing customary provisions, the Company is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, and no take or pay credits must be provided before gas can be transported through any interstate carrier under FERC Order 500, et al, and there are no obligations on the Oil and Gas Properties under FERC Order 451.

         (g) The Company has not entered into any Hedges.

         (h) As to Oil and Gas Properties operated by the Company, the Company has caused the Oil and Gas Properties to be maintained and operated in a reasonable and prudent manner in accordance with typical and customary standards of the oil and gas industry.

         (i) The Company Disclosure Letter sets forth, as of the date set forth for each Well included in the Oil and Gas Properties, to the Knowledge of the Company and for purposes of this representation such Knowledge is based on the information given to the Company by third-party operators for all Wells not operated by the Company, the Payout Balances for each Well included in the Oil and Gas Properties. "PAYOUT BALANCES" means the status, as of the date of the Company's calculations, of the recovery in the contract relating to a Well out of the revenue from such Well where the Net Revenue Interest of the Company therein will be reduced or increased when such amount has been recovered.

         (j) The Company is currently receiving from all purchasers of production from the Wells or Leases included in the Oil and Gas Properties revenues not less than the Net Revenue Interest described in the Reserve Report with respect thereto without suspense or any indemnity other than the normal division order warranty of title.

         (k) The Company Disclosure Letter sets forth, as of the date of this Agreement, all currently outstanding and expected internal Company and third party authorizations for expenditures (commonly known as "AFE's") which require a future expenditure in excess of $25,000.

         (l) Except as set forth in the Company Disclosure Letter, since the effective date of the Reserve Report, the Company has not sold or abandoned any Wells included in the Oil and Gas Properties listed in the Reserve Report.

         3.19. INTELLECTUAL PROPERTY. The Company and the Company Subsidiary either own or have valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of oil, gas, condensate and other hydrocarbons, with such exceptions as would not result in a Material Adverse Effect on the Company. There are no limitations contained in the agreements of the type described in the immediately preceding sentence which, upon consummation of the transactions contemplated by this Agreement, will alter or impair any such rights, breach any such agreement with any third party vendor, or require payments of additional sums thereunder, except any such limitations that would not have a Material Adverse Effect on the Company.

         3.20. RESERVE REPORT. The Estimates of Oil & Gas Reserves as of December 31, 2001 (in both paper and ARIES database formats, a copy of each of which has been provided to Parent) prepared by the Company and audited by Netherland, Sewell & Associates, Inc. (the "RESERVE REPORT"), list all producing Oil and Gas Properties, and are accurate and complete in all material respects. The Company has good and defensible title to all of the Oil and Gas Properties, free and clear of all Liens, except for Permitted Encumbrances and Title Defects and Liens that would not have a Material Adverse Effect on the Company. The Company enjoys and is in peaceful and undisturbed possession of the Oil and Gas Properties. The estimates of future capital expenditures and other exploration and development costs were prepared in good faith and with a reasonable basis.

         3.21. ADDITIONAL DRILLING OBLIGATIONS. There are no current obligations or assessments of the Company (other than implied obligations under the Leases concerning protection from drainage and further development that is customary in the oil and gas industry) that require the drilling of additional Wells or other material development operations (including re-entry of existing wells) in order to earn or to continue to hold all or any portion of the Oil and Gas Properties, and the Company has never been advised by a lessor of any requirements or demands to drill additional Wells on any of the Land (whether pursuant to any implied covenant to protect from drainage, further development, or otherwise), which requirements or demands have not been resolved.

         3.22. WELLS . To the Knowledge of the Company, all Wells have been located, drilled and completed on the Land in substantial accordance with all Laws applicable thereto. To the Knowledge of the Company, there are no Permits required to be obtained by the Company to discharge, dispose of or transport water, whether or not across lease lines, with respect to the operation of its Wells, other than Well Permits obtained by the Company from the jurisdictions where the Well is located or the United States Environmental Protection Agency in connection with the normal drilling and operation of each Well.

         3.23. FACILITIES. To the Knowledge of the Company, (i) the Facilities owned by the Company which are material to the operation of the Company are in good working order, are in a state of good repair subject to ordinary wear and tear, and are suitable for the purposes for which such Facilities are being used, and (ii) the Company has all material easements, rights of way, licenses and Consents from appropriate property owners and all licenses and Consents from appropriate Governmental Entities necessary to access, construct, operate, maintain and repair the Facilities owned by the Company in material compliance with all applicable Laws. Except for gathering systems for the Company production associated with the Leases, the Company does not own any downstream transportation or gas processing facilities.

         3.24. WELLS TO BE PLUGGED AND ABANDONED. As to Wells operated by the Company, and to the Knowledge of the Company, as to Wells operated by third parties, there are no Wells that: (i) the Company is currently obligated by Law or contract to plug and abandon; (ii) are subject to exceptions to a requirement to plug and abandon issued by a Government Entity; or (iii) have been plugged and abandoned in a manner that does not comply in all material respects with applicable Law.

         3.25. ASSET VALUE. The aggregate fair market value (without netting liabilities) of the reserves of oil, natural gas, shale or tar sands (or the rights thereto) and associated exploration or production assets, held by the Company in the aggregate is less than $500 million and the aggregate fair market value (without netting liabilities) of all other assets held by Company is less than $50 million. For these purposes associated exploration or production assets has the meaning set out in 16 C.F.R. ss. 802.3 (2001).

         3.26. CONFIDENTIALITY AGREEMENTS. The confidentiality agreements entered into with any other potential purchasers of the Company are in substantially the same form as the Confidentiality Agreement, and all benefits under such agreements shall inure to the Company as of the Effective Time.

         3.27. INSURANCE. The Company and the Company Subsidiary maintain, and there are currently in full force and effect, policies of insurance with respect to their respective assets and operations against casualties and contingencies of such types and such amounts as is customary for corporations of similar size engaged in similar lines of business.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub represent and warrant to the Company as set forth below as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date):

         4.1. ORGANIZATION. Each of Parent and Sub is validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Material Adverse Effect on Parent. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger. Parent has delivered to the Company complete and correct copies of its certificate of formation and limited liability company agreement, and Sub has delivered to the Company complete and correct copies of its certificate of incorporation and bylaws. Sub is a wholly-owned subsidiary of Parent.

         4.2. AUTHORITY. Parent has requisite limited liability company power and authority, and Sub has requisite corporate power and authority, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         4.3. CONSENTS AND APPROVALS; NO VIOLATIONS.

         (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, (i) the certificate of formation or limited liability company agreement of Parent or the certificate of incorporation or bylaws of Sub, (ii) any loan or credit agreement, mortgage, indenture, lease, license, contract or other agreement to which Parent or Sub is a party or by which any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any judgment, order, injunction, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Parent, (y) materially impair Parent's or Sub's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Merger.

         (b) No Consent by a Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of such reports, schedules, forms and statements under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such filings as may be required under state securities or "blue sky" laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, and (iv) such other Consents and filings the failure of which to be made or obtained individually or in the aggregate would not (x) have a Material Adverse Effect on Parent, (y) impair Parent's or Sub's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Merger.

         4.4. FINANCIAL STATEMENTS. Parent has delivered to the Company accurate and complete copies of its unaudited statements for the period ended April 23, 2002 ("PARENT FINANCIAL STATEMENTS"). The Parent Financial Statements were prepared in accordance with GAAP and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

         4.5. ABSENCE OF CERTAIN CHANGES. Since April 23, 2002, Parent and its subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, and there has not been (i) any changes, circumstances or events which have, had or would reasonably be expected to have, a Material Adverse Effect on the Parent or its subsidiaries, (ii) except for ordinary quarterly distributions paid or payable to members of Parent, any declaration, setting aside or payment of any distribution with respect to its membership interests or any redemption, purchase or other acquisition of any of its membership interests, (iii) any split, combination or reclassification of any of its membership interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for its membership interests, or (iv) any change in accounting methods, principles or practices by Parent, except insofar as may have been required by a change in GAAP.

         4.6. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will at the respective times they are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

         4.7. COMPLIANCE WITH LAWS. Parent and its subsidiaries are in compliance in all material respects with all applicable Laws, except for any non-compliance that would not have a Material Adverse Effect on Parent, and neither Parent nor any of its subsidiaries has received any notice from any Governmental Entity or any other Person that either Parent or any of its subsidiaries is in violation of, or has violated, any applicable Laws, except for violations that would not have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries has in effect all Federal, state, local and foreign governmental Permits necessary for it to own, lease or operate properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits, which absence or defaults would not have a Material Adverse Effect on Parent.

         4.8. LIABILITIES. Neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not any such liability or obligation would have been required by GAAP to be set forth on a consolidated balance sheet of Parent and its subsidiaries or in the notes thereto, other than (i) liabilities and obligations set forth on the Parent Financial Statements, (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby, (iii) liabilities and obligations incurred since December 31, 2001 in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort or infringement) or
(iv) liabilities which would not reasonably be expected to have a Material Adverse Effect on Parent.

         4.9. INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         4.10. LITIGATION. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would (i) have a Material Adverse Effect on Parent, (ii) materially impair the ability of Parent or Sub to perform their respective obligations under this Agreement, or (iii) prevent or materially delay the Merger; nor is there any outstanding judgment, order, writ, injunction or decree of any Governmental Entity or arbitrator outstanding against Parent or Sub that would have such effect.

         4.11. BROKERS. No broker, investment banker, financial advisor or other Person, other than Simmons & Company International, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

         4.12. AVAILABILITY OF FUNDS.

         (a) Parent has received and executed a commitment letter, dated the date of this Agreement, from EnCap Energy Capital Fund IV, L.P., EnCap Energy Acquisition IV-B, Inc. and Bank of Texas, N.A. (collectively, the "COMMITMENT LETTERS"), pursuant to which each of the foregoing have separately committed, subject to the terms and conditions set forth therein, to provide financing for the transactions contemplated hereby (the "FINANCING"). Correct and complete copies of the Commitment Letters are attached hereto as Exhibit B. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid as of the date hereof (and will duly pay any such fees after the date hereof). The Commitment Letters are valid and in full force and effect, have not been amended, modified or revoked, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Parent or Sub.

         (b) Each of the Commitment Letters has been obtained, subject to the terms and conditions thereof, to pay in part the aggregate Merger Consideration, to pay all related fees and expenses, and to provide additional financing for future working capital and general corporate needs of the Parent and its Subsidiaries. The obligations to fund under the Commitment Letters are not subject to any conditions, other than as set forth in the Commitment Letter. It is the good faith belief of Parent and Sub, that the Financing will be obtained. Each of Parent and Sub will use its reasonable best efforts to cause the Financing to be completed.

         (c) The Financing, together with the other funds available to Parent, will provide sufficient funds to consummate the Merger and the other transactions contemplated hereby. Immediately after the consummation of the Merger, the Surviving Corporation (i) will not be insolvent, (ii) will not be left with unreasonably small capital, and (iii) will not have debts beyond its ability to pay such debts as they mature.

         4.13. OWNERSHIP OF SHARES. Neither Parent nor Sub nor Guarantor beneficially owns any Company Common Stock.

         4.14. FAIR MARKET VALUE DETERMINATION. Parent has determined, in accordance with 16 C.F.R. ss. 801.10 (2001), that the aggregate fair market value (without netting liabilities) of the reserves of oil, natural gas, shale or tar sands (or the rights thereto) and associated exploration or production assets to be held as a result of the Merger is less than $500 million and that the aggregate fair market value (without netting liabilities) of all other assets to be held as a result of the Merger is less than $50 million. For these purposes "associated exploration or production assets" has the meaning set out in 16 C.F.R. ss. 802.3 (2001).

                                   ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall, and shall cause the Company Subsidiary to, in all material respects, carry on its business in the ordinary course in a manner consistent with operations during the prior twelve month period and in compliance with applicable Laws. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as disclosed in the Company Disclosure Letter, during such period, the Company shall not, and shall not permit the Company Subsidiary to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

         (a) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, other than dividends by the Company Subsidiary to the Company;

         (b) authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

         (c) adopt any amendments to its certificate of incorporation or by-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or the Company Subsidiary;

         (d) acquire, or agree to acquire, in a single transaction or series of related transactions, any business or assets having a value in excess of $50,000 individually or $100,000 in the aggregate, other than transactions that are in the ordinary course of business or as permitted under Section 5.1(e);

         (e) make or agree to make any capital expenditure, other than expenditures within the Company's 2002 Capital Expenditure Budget;

         (f) sell, lease, license, farmout, subject to Lien or otherwise dispose of any of its Material Oil and Gas Properties (other than Hydrocarbons in the ordinary course of business);

         (g) enter into any material joint venture agreement, partnership agreement or similar agreement not in conjunction with acquisitions or capital expenditures contemplated in this Section 5.1 or the Company Disclosure Letter;

         (h) except as may be required as a result of a change in law or GAAP, make any material change in its method of accounting;

         (i) make any material Tax election (unless required by law), enter into any settlement or compromise of any material Tax liability or amend any Tax Return;

         (j) (i) incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or the Company Subsidiary, guarantee any debt securities of another Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except pursuant to an agreement existing on the date hereof and which is referenced in the Company Disclosure Letter;

         (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiary (other than the Merger); or redeem, purchase or otherwise acquire any of its outstanding Shares;

         (l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice in accordance with their terms, or liabilities reflected or reserved against in, or contemplated by, the Company SEC Documents or incurred since December 31, 2001 in the ordinary course of business consistent with past practice, or waive any benefits of, or agree to modify in any respect, any confidentiality, standstill or similar agreements to which the Company, or the Company Subsidiary, is a party;

         (m) modify or amend in any material respect or terminate any Company Contract (including any Hedges) or Material Oil and Gas Contract to which the Company or the Company Subsidiary is a party, or waive, release or assign any rights or claims thereunder;

         (n) except as required to comply with applicable law, (i) adopt, enter into, terminate or amend any Benefit Plans, (ii) increase in any manner the compensation or fringe benefits of any director, officer, employee or consultant (except for normal increases or bonuses to non-officers and non-directors in the ordinary course of business consistent with past practice), (iii) pay any benefit not provided for under any Benefit Plan, (iv) grant any equity-based awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder), (v) other than in the ordinary course of business consistent with past practice, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan or (vi) alter the composition of the Board of Directors or change the title of, hire, terminate the employment of, modify the job description or duties of, or waive any material right under any employment or consulting agreement with, any senior management, consultant or employee whose annual compensation rate exceeds $60,000 other than in the ordinary course of business and consistent with past practice);

         (o) allow any insurance policy naming the Company or the Company Subsidiary as beneficiary or loss payee to be cancelled or terminated, other than in the ordinary course, or cause or permit the decrease in any current policy coverage limits;

         (p) settle or compromise any pending or threatened litigation involving the Company or the Company Subsidiary;

         (q) enter into any contract, agreement, arrangement or understanding that materially limits or otherwise materially restricts the Company or the Company Subsidiary or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation or any successor thereto, from engaging in or competing in any line of business or in any geographic area (except for confidentiality agreements relating to specific prospects); or

         (r) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         5.2. NO SOLICITATION; ACQUISITION PROPOSALS.

         (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement, (i) the Company shall, and shall use its reasonable best efforts to cause its Representatives to, (X) immediately cease and terminate any existing solicitation, discussion or negotiation with any Third Party with respect to any Acquisition Proposal and (Y) use its best efforts to recover or cause to be destroyed all nonpublic information concerning the Company in the possession of such Persons and their Representatives and advisors, and (ii) the Company shall not, nor shall it permit the Company Subsidiary to, nor shall it authorize or permit its Representatives to, directly or indirectly, (A) solicit or initiate the submission of any Acquisition Proposal; (B) enter into any agreement requiring the Company to abandon or terminate its participation in the Merger;
(C) participate in any discussions or negotiations regarding, or furnish any nonpublic information relating to the Company to any Third Party with respect to, or take any other action knowingly to facilitate the making of any proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal; (D) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities; or (E) enter into any letter of intent, agreement or similar document relating to any Acquisition Proposal, other than in the manner contemplated by Section 5.3.

         (b) Notwithstanding the restrictions set forth in Section 5.2(a), if at any time prior to consummation of the Merger, (i) the Company receives an Acquisition Proposal, and (ii) the Board of Directors of the Company concludes in good faith (after consultation with an investment bank of nationally recognized reputation) that such Acquisition Proposal may reasonably be expected to lead to a Superior Proposal, the Company may, subject to its giving Parent 24 hours prior written notice of the terms and conditions of such Acquisition Proposal to the extent known and of the Company's intention to furnish information to, or enter into discussions or negotiations with, a Third Party,
(x) furnish information to any Third Party pursuant to a confidentiality agreement containing terms not materially less restrictive than the terms of the Confidentiality Agreement, dated September 24, 2001, between the Company and Parent (including the standstill provisions), as the same may be amended, supplemented or modified (the "CONFIDENTIALITY AGREEMENT") and (y) participate in discussions or negotiations regarding such proposal or take any of the actions described in Section 5.2(a).

         (c) Nothing contained in this Section 5.2 shall prohibit or restrict the Board of Directors of the Company from taking any action necessary to fulfill its fiduciary duties to the Company's stockholders under applicable law in connection with an Acquisition Proposal, so long as the Board of Directors
(i) receives the advice of outside counsel to the Company that is reasonably competent to render such advice to the effect that taking such action is required to satisfy the fiduciary duties of the Board of Directors under applicable law and (ii) determines in good faith that taking such action is required to satisfy the fiduciary duties of the Board of Directors under applicable law; provided that the Company shall have otherwise complied in all respects with Sections 5.2 and 5.3.

         (d) For purposes of this Agreement,

         "ACQUISITION PROPOSAL" means any inquiry, offer, proposal or indication of interest by a Third Party which relates to a transaction or series of transactions (including any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination) involving the Company or any Subsidiary of the Company or the purchase or acquisition of fifteen percent (15%) or more of the outstanding Shares or any tender or exchange offer that if consummated would result in any Person, together with all affiliates thereof, Beneficially

Owning fifteen percent (15%) or more of the outstanding Shares, or the acquisition, purchase or other disposition of fifteen percent (15%) or more of the assets of the Company or any Subsidiary of the Company immediately prior to such transaction; and

         "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal (provided that for the purposes of this definition, the applicable percentages in the definition of Acquisition Proposal shall be fifty percent (50%) as opposed to fifteen percent (15%), which the Board of Directors of the Company determines in good faith, after consultation with an investment banker of nationally recognized reputation and outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders, other than Parent and Sub (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being consummated.

         5.3. MODIFICATIONS TO RECOMMENDATIONS; SUBSEQUENT DETERMINATION. Except as permitted by the second sentence of this Section 5.3, neither the Board of Directors of the Company nor any committee thereof shall (a) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, the Recommendations, or make any public statement, filing or release inconsistent with the Recommendations, (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (c) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal (each such determination, a "SUBSEQUENT DETERMINATION"). The Board of Directors of the Company may make a Subsequent Determination, if the Board of Directors shall have determined (x) to approve or recommend an Acquisition Proposal after concluding that the Acquisition Proposal constitutes a Superior Proposal and (y) to enter into a binding agreement concerning the Acquisition Proposal; provided, however, that the Company shall have provided to Parent at least three (3) Business Days' prior written notice that its Board of Directors intends to make a Subsequent Determination (a "SUBSEQUENT DETERMINATION NOTICE"), which Subsequent Determination Notice shall specify the material terms and conditions of the Acquisition Proposal and identify the person making the Acquisition Proposal. Parent may make, within three (3) Business Days of receiving the notice, an offer such that a majority of the Company's Board of Directors determines that
(x) the foregoing Acquisition Proposal no longer constitutes a Superior Proposal or (y) its fiduciary duties no longer require it to make a Subsequent Determination.

         5.4. HEDGE. The Company agrees to consider a proposal by Parent for entering into a Hedge of certain of the Company's oil and gas production on terms and conditions acceptable to the Company in its sole discretion; provided, however, that the Company shall be under no obligation to enter into a Hedge; and provided, further, that failure to enter into a Hedge shall not constitute a breach of this Agreement or constitute a basis for termination of this Agreement.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1. EMPLOYEE BENEFITS.

         (a) Parent shall take all necessary action so that each employee of the Company immediately prior to the consummation of the Merger (including each such Person who is on vacation, temporary layoff, approved leave of absence, sick leave or short- or long-term disability) (a "RETAINED EMPLOYEE") shall remain an employee of Parent, the Company or the Surviving Corporation or a subsidiary of Parent, as the case may be, immediately following the consummation of the Merger. Parent shall take all necessary action so that each Retained Employee shall after the consummation of the Merger continue to be credited with the unused vacation and sick leave credited to such employee under the applicable vacation and sick leave policies of the Company, and Parent shall permit or cause the Company, the Surviving Corporation and their Subsidiaries to permit such employees to use such vacation and sick leave. Parent shall take all necessary action so that, for purposes of eligibility and vesting service under each employee benefit plan and determination of benefits under each paid time off, vacation, severance, short-term disability and service award plans maintained by Parent or any of its subsidiaries in which Retained Employees or former employees of the Company become eligible to participate upon or after the consummation of the Merger, each such Person shall be given credit for all service with the Company and the Company Subsidiary to the same extent as if rendered to Parent or its subsidiaries. The preceding sentence shall not preclude Parent or the Surviving Corporation or its subsidiaries at any time following the Effective Time from terminating the employment of any Company employee.

         (b) Except as otherwise provided in this Section 6.1, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Benefit Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract, subject to the terms and conditions of the applicable plan, program, agreement or policies.

         (c) Parent shall honor or cause to be honored by the Company, the Surviving Corporation and their subsidiaries all employment agreements, bonus agreements, severance agreements, indemnification agreements and severance plans with the Persons who are directors, officers and employees of the Company or the Company Subsidiary (it being understood that nothing herein shall be deemed to mean that the Company, the Surviving Corporation and their subsidiaries shall not be required to honor any of their obligations under any such agreement).

         (d) Parent shall, or shall cause the Company and the Surviving Corporation to, (i) waive all preexisting condition limitations and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and the Company Subsidiary under any health or disability plan in which such employees and former employees may be eligible to participate, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Retained

Employees and former employees prior to the consummation of the Merger, and (ii) provide each Retained Employee and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate for any co-payments and deductibles paid by such Retained Employee or former employee for the then current plan year under the corresponding welfare plans maintained by the Company prior to the consummation of the Merger.

         (e) Notwithstanding subsections (a), (b), (c) and (d) of this Section 6.1, nothing contained in this Section 6.1 shall confer upon any former, present or future employee of the Company, or any other Person not a party to this Agreement, any rights or remedies.

         6.2. STOCKHOLDER APPROVAL.

         (a) The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") to be duly called and held as soon as reasonably practicable following the date upon which all other conditions to the closing of the Merger are expected to be satisfied for the purpose of considering and taking action upon this Agreement and the Merger and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. Unless otherwise required by its fiduciary duties under applicable law, the Board of Directors of the Company shall include the Recommendations in the Proxy Statement. The Company shall use commercially reasonable efforts to solicit from stockholders of the Company proxies for use at the Company Stockholders Meeting and in favor of this Agreement and the Merger and shall take all other actions reasonably necessary to secure the vote or consent of stockholders required by the DGCL to effect the Merger.

         (b) The Company shall not file the Proxy Statement without consultation with Parent and its counsel. The Company shall notify Parent promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Statement by the SEC, and the Company shall supply Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Proxy Statement. The Company, Parent, and Sub shall each use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement, and the Company, after consultation with Parent, shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company, Parent, and Sub each agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Stock, in each case as and to the extent required by applicable federal securities laws.

         6.3. ACCESS TO INFORMATION. Upon reasonable notice and subject to the terms of the Confidentiality Agreement, each of Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party, and its respective Representatives, all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, records and Representatives. During such period, each of Company and Parent shall (and shall cause each of its respective subsidiaries to) make available to the other party
(a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Federal or state securities laws or the Federal tax laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request. All information exchanged pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement. In the event of a termination of this Agreement for any reason, each party shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the other party or any of its Subsidiaries.

         6.4. MARCH 2002 FORM 10-Q. The Company shall deliver to Parent a copy of its March 2002 Form 10-Q promptly following the date on which the Company files such report with the SEC. The financial statements of the Company (including the related notes thereto) included in the Form 10-Q will comply in form and substance as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto) and fairly present, in conformity with GAAP, in all material respects the consolidated financial position of the Company and the Company Subsidiary as at the date thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein.

         6.5. TITLE DEFECTS. At any time on or before 5:00 P.M. (Dallas time) on June 20, 2002 (the "NOTICE DEADLINE"), Parent may give the Company notice (a "TITLE DEFECT NOTICE") of any Title Defect on the Material Oil and Gas Properties. Such Title Defect Notice shall be in writing and shall include:

         (a) a description of each Material Oil and Gas Property affected by the Title Defect (a "DEFECTIVE INTEREST");

         (b) a statement of the nature of the Title Defect, a statement of the basis for treating such Oil and Gas Property as a Defective Interest and copies of supporting documents reasonably necessary for the Company to verify the existence of the asserted Title Defect;

         (c) the Allocated Value of the affected Oil and Gas Property; and

         (d) Parent's good faith estimate of the amount by which the Allocated Value of a Defective Interest has been reduced by the Title Defect (the "DEFECT VALUE").

         The "ALLOCATED VALUE" of each Material Oil and Gas Property shall be as set forth in Exhibit A attached hereto. In determining which portion of Material Oil and Gas Property is a Defective Interest, the Defect Value may not exceed the Allocated Value and shall be determined by Parent in good faith taking into account all relevant factors, including the following:

                    (i) The potential for or actual reduction in the NRI of the
               Defective Interest, or the potential for or actual increase in the WI to the extent such increase is not accompanied by a corresponding increase in NRI;

                    (ii) The legal effect of the Title Defect and whether
               applicable limitations periods regarding such Title Defect have run; and

                    (iii) If the Title Defect is a Lien (other than a Permitted
               Encumbrance), the cost of removing such Lien.

         6.6. ENVIRONMENTAL DEFECTS. Prior to the Notice Deadline, Parent may give the Company notice (an "ENVIRONMENTAL DEFECT NOTICE") of any violation of Environmental Laws (an "ENVIRONMENTAL DEFECT") related to the Oil and Gas Properties. Such Environmental Defect Notice shall be in writing and shall include:

         (a) a description of each Oil and Gas Property affected by the Environmental Defect (an "ENVIRONMENTAL DEFECTIVE INTEREST");

         (b) a statement of the nature of the Environmental Defect, a statement of the basis for treating such Oil and Gas Property as an Environmental Defective Interest and copies of supporting documents reasonably necessary for the Company to verify the existence of the asserted Environmental Defect;

         (c) a description in reasonable detail of Parent's good faith estimate of the investigation, removal, remediation or other action required to remedy the Environmental Defect (the "CLEANUP") and a calculation of the amount necessary to carry out the Cleanup, itemized in reasonable detail; and

         (d) if applicable, a statement of the amount of losses or liabilities likely to be incurred by the Company on account of the Environmental Defect, including the likely expense of defense in connection with any probable Third Party action. The aggregate of claimed amounts in Section 6.6(c) and (d) is herein called the "ENVIRONMENTAL DEFECT VALUE." The Environmental Defect Value shall be the Lowest Cost Response applicable to such Environmental Defect and shall not include any internal costs of Parent, Guarantor or the Company associated with the Cleanup.

         6.7. MATERIAL OIL AND GAS CONTRACT DEFECTS. Prior to the Notice Deadline, Parent may give the Company notice (a "MATERIAL OIL AND GAS CONTRACT DEFECT NOTICE") of any condition that constitutes a breach of the Company's representations and warranties set forth in Section 3.17 (a "MATERIAL OIL AND GAS CONTRACT Defect") related to the Material Oil and Gas Contracts. Such Material Oil & Gas Contract Defect Notice shall be in writing and shall include:

         (a) a description of each Oil and Gas Property affected by the Material Oil and Gas Contract Defect (an "MATERIAL CONTRACT DEFECTIVE INTEREST");

         (b) the nature of the Material Oil and Gas Contract Defect and the basis for treating such contract as a Material Oil and Gas Contract Defective Interest and copies of supporting documents reasonably necessary for the Company to verify the existence of the asserted Material Contract Defective Interest;

         (c) a description in reasonable detail of Parent's good faith estimate of the action required to remedy the Material Oil and Gas Contract Defect (the "MATERIAL OIL AND GAS CONTRACT CURE"), including a calculation of the amount necessary to effect the carry out the Material Oil and Gas Contract Cure; and

         (d) if applicable, a statement of the amount of losses or liabilities likely to be incurred by the Company on account of the Material Oil and Gas Contract Defect, including the likely expense of defense in connection with any probable Third Party action. The aggregate of claimed amounts in Section 6.7(c) and (d) is herein called the "MATERIAL OIL AND GAS CONTRACT DEFECT VALUE."

         6.8. TERMINATION FEE .

         (a) The Company agrees to pay Parent a termination fee (a "TERMINATION FEE") equal to One Million Five Hundred Thousand Dollars ($1,500,000), if Parent terminates this Agreement pursuant to Section 8.1(c) or if the Company terminates this Agreement pursuant to Section 8.1(d). Upon termination pursuant to Section 8.1(c) and 8.1(d), all fees due hereunder shall be payable in full by wire transfer of same day funds on the date termination becomes effective.

         (b) Parent and the Company agree that the agreements contained in this
Section 6.8 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty and shall be in lieu of any other damages arising out of this Agreement for the termination of this Agreement pursuant to Section 8.1(c) or 8.1(d).

         (c) Except as set forth in this Section 6.8, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Merger is consummated.

         6.9. PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without prior consultation with the other party and without using reasonable efforts to agree upon the text of any press release, except as may be required by law, the rules and regulations of any national securities exchange or over the counter market or by obligations pursuant to any listing agreement or other requirement of a national market system.

         6.10. TRANSFER TAXES. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "TRANSFER TAXES"). Transfer Taxes shall not be a liability of any holder of Company Common Stock.

         6.11. STATE TAKEOVER LAWS. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and its Board of Managers and the Company and its Board of Directors shall use best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

         6.12. INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE.

         (a) Parent shall, or shall cause the Surviving Corporation to, honor for a period of not less than six (6) years from the Effective Time (or, in the case of matters that have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved), all rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "INDEMNIFIED PERSON") of the Company or the Company Subsidiary (including rights relating to advancement of expenses and indemnification rights to which such Persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company), as provided in the certificate of incorporation of the Company, the bylaws of the Company, or any agreement with any of the foregoing, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time.

         (b) The indemnification provided for in Section 6.12(a) shall be subject to the following:

                    (i) Any determination required to be made as to whether an
               Indemnified Person's conduct complies with the standards set forth under the DGCL, the certificate of incorporation, the bylaws or other agreement, as the case may be, shall be made by independent legal counsel which is selected by such Indemnified Person reasonably acceptable to Parent, and paid by Parent or Surviving Corporation;

                    (ii) Nothing in this Section 6.12 shall impair any other
               legal or contractual rights of any Indemnified Person;

                    (iii) The Indemnified Person must notify the Surviving
               Corporation of a claim against an Indemnified Person (a "CLAIM") within 30 days of the date on which the Indemnified Person becomes aware of the Claim (failure to provide the notification provided for in this subsection (iii) shall constitute a unconditional bar to indemnification if the Surviving Corporation is materially prejudiced by such failure);

                    (iv) The Surviving Corporation shall have the right to
               control the defense of such Claim with counsel selected by the Surviving Corporation, and reasonably acceptable to the Indemnified Person;

                    (v) The Indemnified Person shall be permitted to participate in the defense of such Claim through counsel reasonably acceptable to the Surviving Corporation selected by the Indemnified Person, at the Surviving Corporation's expense; and

                    (vi) If any Indemnified Person becomes involved in any
               actual or threatened action, suit, claim, proceeding or investigation after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to an undertaking by such Indemnified Person to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

         (c) The Company shall obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O INSURANCE") covering a period of not less than six (6) years after the Effective Time providing coverage in amounts and on terms consistent with the Company's existing D&O Insurance. In the event the Company is unable to obtain such insurance, Parent shall cause the Surviving Corporation to maintain the Company's D&O Insurance for a period of not less than six (6) years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is cancelled during such period, Parent or the Surviving Corporation shall use its best efforts to obtain substantially similar D&O Insurance; and provided further that neither Parent nor the Surviving Corporation shall be required to expend, in order to maintain or procure an annual D&O Insurance policy, in lieu of a tail policy, an amount per year in excess of $110,000, but in such case shall purchase as much coverage as possible for such amount.

         (d) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation.

         (e) The Company agrees to consider a proposal by Parent for an alternative to funding a cash escrow under the Company's indemnification agreements with its directors on terms and conditions acceptable to the Company in its sole discretion; provided, however, that the Company shall be under no obligation to enter into any alternative to the cash escrow; and provided, further, that failure to enter into an alternative to the cash escrow shall not constitute a breach of this Agreement or constitute a basis for termination of this Agreement.

         6.13. REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) promptly effecting all necessary registrations, submissions and filings, which may be necessary or required in connection with the consummation of the transactions contemplated by this Agreement, (ii) defending any lawsuit or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iii) preparing and filing the

Proxy Statement, and (iv) taking all other actions and doing all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by, and to fully carry out the purposes of, this Agreement, in each case subject to the Company Board of Director's fiduciary duties under applicable law and the requisite vote of the stockholders of the Company.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

         7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

         (b) No Injunction or Restraint. There shall not be in effect any temporary restraining order, decree, ruling or injunction or other order of a court or other Governmental Entity of competent jurisdiction directing that the transactions contemplated herein not be consummated, or making such consummation unlawful, or otherwise materially limiting or restricting ownership or operation of the business of the Surviving Corporation; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

         8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company or Sub:

         (a) by mutual written consent of Parent, Sub and the Company;

         (b) by either of Parent, Sub or the Company, if:

                    (i) the Merger shall not have been consummated on or before
               October 31, 2002 (the "OUTSIDE DATE"), unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement (provided, however, that if any matter or matters have been submitted to arbitration in accordance with Section 9.5, the Outside Date shall mean the date that is October 31, 2002 plus the aggregate number of days that any such matter or matters have been in arbitration); or

                    (ii) if there shall be any law or regulation that makes
               consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent, Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.

         (c) by Parent, if the Company gives a Subsequent Determination Notice that is not withdrawn prior to the third Business Day following delivery thereof;

         (d) by the Company, if the Company makes a Subsequent Determination and has paid the Termination Fee;

         (e) by the Company (i) if Sub or Parent shall have breached in any material respect any of their respective covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the representations and warranties set forth in this Agreement that are not so qualified by materiality shall not be true and correct in any material respect as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date); provided that this right of termination shall not be deemed to exist unless any such breaches of representation or warranty (without regard to any "Materiality" or "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, has had a Material Adverse Effect on the Parent; provided further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by Parent or Sub on or prior to the date which is fifteen (15) Business Days immediately following written notice by the Company to Parent of such breach or failure to perform;

         (f) by Parent (i) if the Company shall have breached in any material respect any of its covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the representations and warranties set forth in this Agreement that are not so qualified by materiality shall not be true and correct in any material respect as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date); provided that this right of termination shall not be deemed to exist unless any such breaches of representation or warranty (without regard to any "Materiality" or "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, has had a Material Adverse Effect on the Company; provided further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by the Company on or prior to the date which is fifteen (15) Business Days immediately following written notice by Parent to the Company of such breach or failure to perform;

         (g) by Parent on or prior to the Notice Deadline, if the aggregate of the (i) Title Defect Values, (ii) Environmental Defect Values, and (iii) Material Oil and Gas Contract Defect Values exceeds Two Million Five Hundred Thousand Dollars ($2,500,000); provided, that the Company does not request arbitration under Section 9.5 of this Agreement within ten (10) Business Days following written notice by Parent to the Company of its intent to terminate pursuant to this Section 8.1(g), accompanied by the appropriate Title Defect Notices, Environmental Defect Notices, and/or Material Oil and Gas Contract Defect Notices.

         The party desiring to terminate this Agreement pursuant to clauses 8.1(b) through 8.1(g) shall give written notice of such termination to the other parties in accordance with Section 9.2.

         8.2. EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company, except with respect to
Section 3.14, Section 4.11, the last sentence of Section 6.3, this Section 8.2 and Article IX; provided, however, that nothing herein shall relieve any party for liability for any knowing breach hereof.

         8.3. AMENDMENT. Subject to Section 6.2 and Section 6.12, this Agreement may be amended by the parties at any time prior to the Effective Time, but if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by the Company's stockholders without obtaining such further approval. This Agreement may not be amended except by a written instrument signed by each of the parties.

         8.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors or Board of Managers, as the case may be, subject to Section 6.2 and Section 6.12, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS. None of the representations and warranties in this Agreement or in any instrument or document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         9.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to Parent or Sub, to:

                           Plantation Petroleum Holdings, LLC
                           14520 Wunderlich Drive, Suite 200
                           Houston, Texas 77069
                           Attn: Thomas C. Meneley
                           Facsimile: (281) 880-6065

                  with a copy to:

                           Chamberlain, Hrdlicka, White, Williams and Martin 1200 Smith Street, Suite 1400
                           Houston, Texas 77002
                           Attn: Wilburn O. McDonald, Jr.
                           Facsimile: (713) 658-2553

                  if to the Company, to:

                           Maynard Oil Company
                           8080 North Central Expressway
                           Suite 660
                           Dallas, TX  75206
                           Attn:  President
                           Facsimile:  (214) 891-8484

                  with a copy to:

                           McDermott, Will & Emery
                           227 West Monroe Street
                           Chicago, IL  60606
                           Attn:  Robert A. Schreck, Jr.
                           Facsimile:  (312) 984-7700

         9.3. INTERPRETATION; DEFINITIONS. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         As used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.3 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

         "2002 CAPITAL EXPENDITURE BUDGET" shall have the meaning set forth in
Section 3.17(a). "

         ACQUISITION PROPOSAL" shall have the meaning set forth in Section
5.2(d).

         "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "AGREEMENT" shall have the meaning set forth in the introductory paragraph hereof.

         "ALLOCATED VALUE" shall have the meaning set forth in Section 6.5.

         "BENEFICIAL OWNER" or "BENEFICIALLY OWNING" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

         "BENEFIT PLAN" means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employee stock purchase, stock appreciation, restricted stock or other employee benefit plan, agreement or arrangement, in each case that is maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of providing benefits to any current or former employee, officer, director or consultant of the Company or the Company Subsidiary.

         "BUSINESS DAY" means any day, other than a Saturday, Sunday or one on which banks are authorized to close in Dallas, Texas.

         "CERCLIS" shall have the meaning set forth in Section 3.16 (f).

         "CERTIFICATE OF MERGER" shall have the meaning set forth in Section
1.3.

         "CERTIFICATES" shall have the meaning set forth in Section 2.2(b).

         "CLAIM" shall have the meaning set forth in Section 6.12 (b)(iii).

         "CLEANUP" shall have the meaning set forth in Section 6.6(c).

         "CLOSING DATE" shall have the meaning set forth in Section 1.2.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMITMENT LETTER" shall have the meaning set forth in Section 4.12.

         "COMPANY" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "COMPANY COMMON STOCK" shall have the meaning set forth in the second recital provision of this Agreement.

         "COMPANY CONTRACTS" shall have the meaning set forth in Section
3.17(a).

         "COMPANY DISCLOSURE LETTER" shall have the meaning set forth in Section 3.5.

         "COMPANY PREFERRED STOCK" shall have the meaning set forth in Section 3.2.

         "COMPANY SEC DOCUMENTS" shall have the meaning set forth in Section
3.6.

         "COMPANY STOCKHOLDER APPROVAL" shall have the meaning set forth in
Section 3.15.

         "COMPANY STOCKHOLDERS MEETING" shall have the meaning set forth in
Section 6.2.

         "COMPANY SUBSIDIARY" shall have the meaning set forth in Section 3.1.

         "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 5.2(b).

         "CONSENTS" means with respect to a Governmental Entity or Person, any consent, approval, waiver, order or authorization of, or registration, declaration or filing with or exemption by such Governmental Entity or Person, as the case may be.

         "CONSTITUENT CORPORATIONS" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "D&O INSURANCE" shall have the meaning set forth in Section 6.12(c).

         "DEFECTIVE INTEREST" shall have the meaning set forth in Section
6.5(a).

         "DEFECT VALUE" shall have the meaning set forth in Section 6.5(d).

         "DEFENSIBLE TITLE" means for each Well, Unit or Lease specified in the Reserve Report, such title (any element of a Net Revenue Interest which is attributable to a non-consent or sole risk election shall be deemed to be record title) that (i) entitles the Company to receive and retain without reduction or termination throughout the life of such Well, Unit or Lease a Net Revenue Interest in, to and from that Well, Unit or Lease not less than the Net Revenue Interest specified for such Well, Unit or Lease in the Reserve Report (except for such reductions or terminations, if any, as are reflected therein), (ii) obligates the Company to pay and bear throughout the life of such Well, Unit or Lease a share of the costs and risks of exploring, drilling, developing, operating and abandoning that Well, Unit or Lease not greater than the Working Interest specified for such Well, Unit or Lease in the Reserve Report (prior to giving effect to rights of non-consents hereafter exercised by others), (iii) does not have a Material Adverse Effect on the Company's ability to obtain access, produce or otherwise market Hydrocarbons from the Well, Unit or Lease at market rates, and (iv) is free and clear of all Liens, except Permitted Encumbrances.

         "DEPOSIT" shall have the meaning set forth in Section 1.6.

         "DGCL" means the General Corporation Law of the State of Delaware, as amended.

         "DISSENTING SHARES" shall have the meaning set forth in Section 1.5.

         "EFFECTIVE TIME" shall have the meaning set forth in Section 1.3.

         "ENVIRONMENTAL DEFECT" shall have the meaning set forth in Section 6.6.

         "ENVIRONMENTAL DEFECTIVE INTEREST" shall have the meaning set forth in
Section 6.6(a).

         "ENVIRONMENTAL DEFECT NOTICE" shall have the meaning set forth in
Section 6.6.

         "ENVIRONMENTAL DEFECT VALUE" shall have the meaning set forth in
Section 6.6(d).

         "ENVIRONMENTAL LAWS" shall mean all Federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances; all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances; and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

         "ERISA AFFILIATE" shall have the meaning set forth in Section 3.13(b).

         "ERISA BENEFIT PLAN" means a Benefit Plan maintained as of the date of this Agreement which is also an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or which is also an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

         "ESCROW AGENT" shall have the meaning set forth in Section 1.6.

         "ESCROW AGREEMENT" shall have the meaning set forth in Section 1.6.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         "EXCHANGE AGENT" shall have the meaning set forth in Section 2.2(a).

         "FACILITIES" means gas and water pipelines and gathering systems and water disposal systems, compressors, wellhead equipment and facilities, central production facilities, saltwater disposal wells and facilities, together with all machinery, equipment, pipe, appliances, material, supplies, buildings, structures, improvements and fixtures used in connection with the exploration, development or operation of a Lease, Well or Unit or the production, treatment, storage, dehydrating, compression, sale, marketing, gathering or transportation of Hydrocarbons from a Lease, Well or Unit.

         "FINANCING" shall have the meaning set forth in Section 4.12.

         "GAAP" means United States generally accepted accounting principles.

         "GOVERNMENTAL ENTITY" means any Federal, state, local or tribal government or authority, or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

         "GUARANTOR" shall have the meaning set forth in the recitals.

         "HAZARDOUS SUBSTANCES" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law."

         "HEDGES" means any future, derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities, to which either of the Company or the Company Subsidiary is bound.

         "HYDROCARBONS" means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof.

         "INDEBTEDNESS" shall mean, with respect to any Person, without duplication, (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or similar instruments, (c) letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (d) capitalized lease obligations, and (e) guarantees and arrangements having the economic effect of a guarantee of any indebtedness of any other Person.

         "INFORMATION" means technical information pertaining to Wells and/or reserves or deposits or potential reserves or deposits of Hydrocarbons, including all geological, geochemical and geophysical information, geographic and structural geological maps, well logs and related analyses and correlations, paleontological data, stratigraphic studies and data pertaining to permeability or porosity, seismic and gravitational data and production records, engineering and geological data, consultants' studies or reports regarding any of the foregoing and any and all interpretative analyses of the foregoing; insurance policies and bonds, all original books, records, files, documents (including, accounts payable and receivable, accounting records, Leases, deeds, and Company Contracts) that pertain to the Material Oil and Gas Properties; all title information (including, but not limited to, title opinions, abstracts, evidence that rentals, royalties and other payments due under the Leases and Company Contracts have been paid, evidence that Taxes have been paid, evidence that Taxes have been paid, maps and surveys, lease records and data sheets), computer-sensible copies of all computer records pertaining to the Material Oil and Gas Properties; and all written plans for exploration and development, applications, inspection reports, environmental impact statements, assessments and studies, permits, licenses, orders, consents, notices, correspondence and other statements and instruments pertaining to environmental matters and requirements that have been filed with or supplied to or by any Governmental Entity.

         "INDEMNIFIED PERSON" shall have the meaning set forth in Section
6.12(a).

         "KNOWLEDGE" shall mean the actual knowledge of the executive officers of the Company or the executive officers of Parent, as the case may be.

         "LAND" means the lands covered by a Lease and lands within an area covered by a unitization, communitization or pooling agreement or order.
         "LAW" means any law, statute, ordinance, decree, order, judgment, rule or regulation of, including the terms of any license or permit issued by, any Governmental Entity.

         "LEASES" means oil, gas and/or mineral leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interests, which have been earned by performance, and fee mineral, royalty and overriding royalty interests, in each case, in which the Company has an interest.

         "LIENS" means any pledges, security interests, mortgages, claims, liens, charges and encumbrances of any kind or nature whatsoever.

         "LOWEST COST RESPONSE" means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost considered as a whole as compared to any other response that is consistent with Environmental Laws. Taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be consistent with Environmental Laws, any requirements of contracts, leases or other agreements binding on the property and any requirements of any Governmental Entity with jurisdiction (collectively, the "Environmental Requirements"). If taking no action is not consistent with the Environmental Requirements, the least costly non-permanent remedy (such as mechanisms to contain or stabilize Hazardous Substances, including caps, dikes, encapsulation, leachate collection systems, etc.) shall be the Lowest Cost Response, provided that such non-permanent remedy is consistent with the Environmental Requirements and less costly than a permanent remedy.

         "MARCH 2002 FORM 10-Q" means the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

         "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or Parent, as the case may be, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or taken with all other such changes or effects, is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiary taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be; provided, however, that any adverse change, effect or development that is caused by or results from (i) conditions affecting the United States economy generally or the economy of any region in which the Company or Parent, as the case may be, or any of its Subsidiaries conducts business, (ii) conditions generally affecting the oil and gas industry, including the market price for Hydrocarbons, and (iii) the announcement or pendency of this Agreement, the Merger or the transactions contemplated hereby shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Effect" with respect to the Company or Parent, as the case may be.

         "MATERIAL OIL AND GAS CONTRACT CURE" shall have the meaning set forth in Section 6.7(c).

         "MATERIAL OIL AND GAS CONTRACT DEFECT" shall have the meaning set forth in Section 6.7.

         "MATERIAL OIL AND GAS CONTRACT DEFECTIVE INTEREST" shall have the meaning set forth in Section 6.7(a).

         "MATERIAL OIL AND GAS CONTRACT DEFECT NOTICE" shall have the meaning set forth in Section 6.7.

         "MATERIAL OIL AND GAS CONTRACT DEFECT VALUE" shall have the meaning set forth in Section 6.7(d).

         "MATERIAL OIL AND GAS CONTRACTS" shall have the meaning set forth in
Section 3.17(b).

         "MATERIAL OIL AND GAS PROPERTY" shall have the meaning set forth in
Section 3.17(b).

         "MERGER" shall have the meaning set forth in the recitals of this Agreement.

         "MERGER CONSIDERATION" shall have the meaning set forth in the recitals of this Agreement.

         "NET REVENUE INTEREST" or "NRI" means the interest (expressed as a percentage or decimal fraction) of the Company listed in the Reserve Report in and to Hydrocarbons produced from or allocated to a Well or Unit, as the case may be, after deducting all applicable Production Burdens.

         "NOTICE DEADLINE" shall have the meaning set forth in Section 6.5.

         "NPL" shall have the meaning set forth in Section 3.16(f).

         "OIL AND GAS PROPERTIES" means, with respect to Company, all of Company's right, title and interest in, to and under, or derived from, Leases, Wells and Units listed in the Reserve Report together with all property, whether real, personal or mixed, used in or related to the operation and maintenance of Leases, Wells and Units, including its right, title and interest in Land, Facilities, Company Contracts and Information pertaining or relating thereto.

         "OUTSIDE DATE" shall have the meaning set forth in Section 8.1(b)(i).

          "PARENT" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "PARENT FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 4.4.

         "PAYOUT BALANCES" shall have the meaning set forth in Section 3.18(i).

         "PERMITS" means approvals, authorizations, certificates, filings, franchises, licenses or permits.

         "PERMITTED ENCUMBRANCES" means the following:

                    (i) liens for Taxes or assessments or charges of any
               Governmental Entity (A) not yet due and payable and (B) to the extent identified in the Company Disclosure Letter, Taxes and assessments and charges due but being contested in good faith, and for which adequate reserves have been established in accordance with GAAP;

                    (ii) materialmen's, mechanics', repairmen's, employees',
               contractors', operators', or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Oil and Gas Properties (A) if they have not been filed pursuant to law and the time for filing them has expired, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law, (C) to the extent identified in the Company Disclosure Letter, or (D) if their validity is being contested in good faith by appropriate action and for which adequate reserves have been established in accordance with GAAP;

                    (iii) Production Burdens which do not operate to reduce the
               Company's Net Revenue Interest in a Well, Lease or Unit below the Net Revenue Interest set forth in the Reserve Report for such Well, Lease or Unit;

                    (iv) Liens under contracts (excluding area of mutual
               interest agreements) and pooling and unitization orders of a scope and nature customary in the oil and gas industry and Liens customarily acceptable to prudent oil and gas operators in the area where the Well, Unit, Land, or Lease is located, insofar as they: (A) do not cause the Company's Net Revenue Interest in a Well, Lease or Unit to be less than the Net Revenue Interest set forth in the Reserve Report for such Well, Lease or Unit; (B) do not cause the Company to bear more than the share of the costs and risks of exploring, drilling, developing, operating and abandoning such Well, Lease or Unit equal to the Working Interest set forth in the Reserve Report for such Well, Lease or Unit (prior to giving effect to rights of non-consent hereafter exercised by others and claims with respect to non-payment by defaulting parties other than the Company to operating agreements and similar contracts); and (C) do not materially and adversely affect the Company's ability to access, produce and market Hydrocarbons from a Well, Lease or Unit at market rates.

                    (v) statutory liens securing the payment of production
               proceeds to Persons entitled thereto;

                    (vi) all Consents by any Governmental Entity (if any) in
               connection with the change of ownership or control of an interest in any federal, state or other Lease if the same are customarily obtained after such change of ownership or control by timely filings or other actions;

                    (vii) the terms of contracts relating to the Oil and Gas
               Properties insofar as they: (A) do not cause the Company's Net Revenue Interest in a Well, Lease or Unit to be less than the Net Revenue Interest set forth in the Reserve Report for such Well, Lease or Unit; (B) do not cause the Company to bear more than the share of the costs and risks of exploring, drilling, developing, operating and abandoning such Well, Lease or Unit equal to the Working Interest set forth in the Reserve Report for such Well, Lease or Unit (prior to giving effect to rights of non-consent hereafter exercised by others and claims with respect to non-payment by defaulting parties to operating agreements and similar contracts); and (C) do not materially and adversely affect the Company's ability to access, produce and market Hydrocarbons from a Well, Lease or Unit at market rates.

                    (viii) easements, rights of way and the like incidental to the conduct of the Company's business or the ownership of the Oil and Gas Properties;

                    (ix) any preferential rights to purchase and required Third
               Party Consents to assignments of contracts or property and similar agreements that are not triggered by or required in connection with, the Merger or the Financing;

                    (x) such Title Defects set forth in the Company Disclosure
               Letter or as Parent has waived in writing pursuant to the execution of this Agreement;

                    (xi) rights reserved to or vested in any Governmental Entity to control or regulate any of the assets in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area of the assets;

                    (xii) the litigation and claims set forth in the Company
               Disclosure Letter; and

                    (xiii) liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or, if set forth in the Company Disclosure Letter as due, being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP.

         "PERSON" means an individual, corporation, partnership, association, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including any Person as defined in Section 13(d)(3) of the Exchange Act) or Governmental Entity.

         "PROXY STATEMENT" shall have the meaning set forth in Section 3.5(b).

         "PRODUCTION BURDENS" means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar non-operating interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof, other than Taxes and assessments of Governmental Entities.

         "RECOMMENDATIONS" shall have the meaning set forth in Section 3.15.

         "REPRESENTATIVE" means with respect to any Person, its officers, directors, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives.

         "RESERVE REPORT" shall have the meaning set forth in Section 3.20.

         "RETAINED EMPLOYEE" shall have the meaning set forth in Section 6.1(a).

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         "SHARES" shall have the meaning set forth in the second recital provision of this Agreement.

         "STOCK EQUIVALENTS" shall have the meaning set forth in Section 3.2.

         "SUB" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "SUBSEQUENT DETERMINATION" shall have the meaning set forth in Section 5.3.

         "SUBSEQUENT DETERMINATION NOTICE" shall have the meaning set forth in
Section 5.3.

         "SUBSIDIARY" or "SUBSIDIARY" of any person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person).

         "SUPERIOR PROPOSAL" shall have the meaning set forth in Section 5.2(d).

         "SURVIVING CORPORATION" shall have the meaning set forth in Section
1.1.

         "TAX" and "TAXES" means any Federal, state or local net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, levy, tariff, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

         "TAX RETURN" means any return, report or similar statement (including any related or supporting information) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

         "TERMINATION FEE" shall have the meaning set forth in Section 6.8.

         "THIRD PARTY" means any Person (or group of Persons) other than Parent and its affiliates.

         "TITLE DEFECT" means any lien, encumbrance, adverse claim, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders the title of the Company to a Material Oil and Gas Property to be less than Defensible Title. Notwithstanding the foregoing, the following shall not be considered Title Defects:

                    (i) defects based solely on lack of information in the
               Company's files provided that the public records contain such information;

                    (ii) defects in the early chain of title consisting of the mere failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless Parent provides affirmative evidence that such failure or omission has resulted in another party's actual and superior claim of title to the relevant Material Oil and Gas Property;

                    (iii) defects arising out of lack of survey, unless a survey is required by applicable laws or regulations; and

                    (iv) defects that are shown by the Company by a
               preponderance of evidence to be defensible by possession under applicable statutes of limitation for adverse possession or for prescription.

         "TITLE DEFECT NOTICE" shall have the meaning set forth in Section 6.5.

         "TRANSFER TAXES" shall have the meaning set forth in Section 6.10.

         "TREASURY REGULATIONS" means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "UNITS" means the area covered by a unitization, communitization or pooling agreement or order applicable to Leases (or any portion thereof) or Wells in which the Company has an interest, but only as to those formations in which a Well or Wells are currently completed and producing Hydrocarbons.

         "VOTING AGREEMENT" shall have the meaning set forth in the recitals of this Agreement.

         "WELL" means a well for the purpose of producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons, in which the Company has an interest.

         "WILLIAM BLAIR" shall have the meaning set forth in Section 3.14.

         "WORKING INTEREST" or "WI" means the interest (expressed as a percentage or decimal fraction) of the Company in any Lease, Well or Unit listed in the Reserve Report before giving effect to any applicable Production Burdens which equals the percentage of all costs and expenses associated with the exploration, drilling, development, operation and abandonment of such Well or Unit required to be borne by the Company or any of its Subsidiaries (prior to giving effect to rights of non-consent hereafter exercised by others and claims with respect to non-payment by defaulting parties to operating agreements and similar contracts).

         9.4. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart by facsimile shall be effective to the fullest extent permitted by applicable law.

         9.5. ARBITRATION. Disputes arising concerning whether Parent has the right to terminate this Agreement pursuant to Section 8.1(g) shall be resolved by arbitration as set forth herein and shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and with any disputes over the scope of discovery to be determined by the arbitrators. The party hereto desiring arbitration shall commence arbitration by written notice to the other party setting forth its claim or its understanding of the dispute in reasonable detail with supporting documentation as necessary for an arbitrator to understand the dispute.

         (a) The chief executive officer of each of Parent and the Company shall select independent and impartial arbitrators pursuant to the following provisions: (i) for disputes concerning Environmental Defect Values or Lowest Cost Responses, the arbitrator shall be an environmental engineer (ii) for disputes concerning Title Defect Values, the arbitrator shall be an oil and gas title expert and (iii) for disputes concerning Material Oil and Gas Contract Defect Values, the arbitrator shall be an attorney selected by the United States District Judge then senior in service for the Southern District of Texas, Houston Division. Each arbitrator shall be generally familiar with the oil and gas industry, preferably with no fewer than ten years of practical experience in the relevant field of the oil and gas industry in dispute. In the event that the parties fail to select arbitrators as required above, the arbitrator shall be selected by the United States District Judge then senior in service for the Southern District of Texas, Houston Division.

         (b) All matters arbitrated hereunder shall be arbitrated in Dallas, Texas.

         (c) The arbitrator(s) shall conduct a hearing no later than fifteen
(15) days after initiation of arbitration, and a decision shall be rendered within fifteen (15) days following the hearing. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but arbitrators shall consider any evidence and testimony deemed relevant, in accordance with procedures that it determines to be appropriate. The arbitration award shall be in writing and shall specify the factual and legal bases for the award. The role of the arbitrator(s) shall be the determination of the amount in controversy for any given dispute and arbitrators may not award any other remedy or relief, whether legal or equitable.

         (d) The arbitrator(s) shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. The fees of the arbitrator(s) and other costs of the arbitration shall be borne 50% by the Company and 50% by Parent.

         (e) The submission and agreement to arbitrate shall be governed by and specifically enforceable in accordance with the laws of the State of Delaware. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. Each of the Company and Parent agrees to abide by all awards rendered in such proceedings and such awards shall be final and binding on each of the Company and Parent.

         (f) The arbitration procedures provided by this Section 9.5 are provided for the limited purpose of resolving the types of disputes enumerated above and no party hereto shall have the right to cause the other party to arbitrate a dispute pursuant to the provisions hereof if such dispute does not stem from one of the types of express claims for which dispute resolution is provided under this Section 9.5, or if such claim is not brought within the specified time frame for such claim as provided for herein.

         9.6. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, including the Company Disclosure Letter and all exhibits and schedules hereto, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 6.12, is not intended to confer upon any Person other than the parties any rights or remedies.

         9.7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that issues related to Land shall be governed by the laws of the state in which the Land in question is located.

         9.8. ASSIGNMENT. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned in whole or in party by any party (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         9.9. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

         9.10. ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. It is further agreed that the Company may enforce this Agreement and seek damages for and on behalf of its stockholders.

         9.11. OBLIGATIONS OF SUBSIDIARIES. Whenever this Agreement requires any subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

                                SIGNATURE PAGE TO
                       MAYNARD/PLANTATION MERGER AGREEMENT

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

PLANTATION PETROLEUM                               MAYNARD OIL COMPANY
HOLDINGS, LLC


By:                                                By:
     --------------------------------------           --------------------------
         Thomas C. Meneley, President                 James G. Maynard, Chairman


PLANTATION PETROLEUM ACQUISITION CORP.


By:
     --------------------------------------
         Thomas C. Meneley, President



                                    GUARANTEE

         Plantation Petroleum Corp. and Plantation Petroleum Ventures, Ltd. hereby jointly and severally unconditionally guarantee the prompt payment and performance of all liabilities and obligations of Parent and Sub under this Agreement.

                                       PLANTATION PETROLEUM CORP.

                                       By:
                                          --------------------------------------
                                                Thomas C. Meneley, President


                                       PLANTATION PETROLEUM VENTURES, LTD., by
                                       Plantation Petroleum Management, LLC, its general partner


                                       By:
                                            ------------------------------------
                                                Thomas C. Meneley